Exhibit 10.103

PURCHASE AND SALE AGREEMENT

BY AND AMONG

CEGP ACQUISITION, LLC,

CENTRAL ENERGY GP LLC

and

CENTRAL ENERGY PARTNERS LP

November 26, 2013

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2.24	Brokers	18

2.25	No General Solicitation	18

2.26	No Other Representations or Warranties	18

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER		19

3.1	Authority; Execution and Delivery; and Enforceability	19

3.2	No Conflicts; Consent; Certain Proceedings	19

3.3	Brokers	19

3.4	Nature and Character of Purchaser and its Members	20

3.5	Compliance with Securities Laws	20

3.6	Access to Evaluation of Information Concerning the Sellers	20

3.7	Illiquidity of CEGP Interest and CELP Units	21

3.8	Investment Intent	21

3.9	Regulation M Compliance	21

3.10	Undisclosed Principals or Agents	21

3.11	Available Funds	22

ARTICLE IV
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES		22

4.1	Survival; Liability Absolute	22

4.2	Indemnification by CEGP	22

4.3	Indemnification by Purchaser	23

4.4	Basket; Materiality	23

4.5	Third-Party Claim Indemnification Procedures	23

4.6	Direct Claims	24

4.7	Payments	25

4.8	Characterization of Indemnification Payments	25

ARTICLE V
OTHER AGREEMENTS BY THE PARTIES		25

5.1	Resignations and Post-Closing Make-Up of CEGP Board of Directors and Officers of CEGP	25

5.2	Governmental Approvals and Consents	26

5.3	Public Announcements	26

5.4	Confidentiality	26

5.5	Closing Conditions	26

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5.6	Use of Purchase Price	26

5.7	Release of Claims	26

5.8	Transfer Restrictions	27

ARTICLE VI
CLOSING CONDITIONS		27

6.1	Conditions to Obligations of All Parties	27

6.2	Conditions to Obligations of Purchaser	27

6.3	Conditions to Obligations of Sellers	29

ARTICLE VII
GENERAL PROVISIONS		30

7.1	Assignment	30

7.2	No Third-Party Beneficiaries	30

7.3	Notices	30

7.4	Headings	31

7.5	Counterparts	31

7.6	Entire Agreement	32

7.7	Amendments and Waivers	32

7.8	Severability	32

7.9	Governing Law	32

7.10	Expenses	33

7.11	Agreement to Arbitrate	33

ARTICLE VIII
DEFINED TERMS; RULES OF CONSTRUCTION		37

8.1	Defined Terms	37

8.2	Rules of Construction	48

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SCHEDULES

Schedule 1.2	Purchase Price Allocation

Schedule 2.3	Seller Required Consents

Schedule 3.2	Purchaser Required Consents

Schedule 5.1(a)	List of Resigning Officers & Directors of CEGP

Schedule 5.1(b)	Post-Closing Directors of CEGP

Schedule 5.7	Management Payments to Directors and Officers of CEGP

Schedule 8.1(a)	Qualifying SEC Disclosures

Schedule 8.1(b)	List of Purchaser Representatives for Knowledge Requirement

EXHIBITS

Exhibit A	Form of Third Amended and Restated Limited Liability Company Agreement of CEGP LLC

Exhibit B	Form of Third Amended and Restated Limited Partnership Agreement of CELP LLC

Exhibit C	Form of Amended and Restated Registration Rights Agreement

Exhibit D	Form of Warrant

Exhibit E	Form of Release of Claims

Exhibit F	Form of Legal Opinion of Shackelford Melton & McKinley LLP

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DISCLOSURE SCHEDULE

Section 2.1(a)	List of Jurisdictions of Organization and Foreign Qualification of Seller Entities

Section 2.1(c)	List of Officers, Managers/Directors of the Seller Entities

Section 2.4	Capitalization of Seller Entities

Section 2.7	Indebtedness

Section 2.11(a)	Locations of Owned Real Property

Section 2.12	Encumbrances on Assets and Property of Seller Entities

Section 2.14(a)	List of Material Contracts

Section 2.14(c)	List of Defaulted Material Contracts

Section 2.15	Revocation of Permits

Section 2.16	Tax Matters

Section 2.17	Litigation

Section 2.18	Insurance

Section 2.19(a)	List of Seller Benefit Plans

Section 2.19(c)	Exceptions to Timely Filing of All Reports Related to Seller Benefit Plans

Section 2.19(d)	Failures to Make Timely Contributions to Seller Benefit Plans

Section 2.19(i)	Seller Benefit Plans Subject to Code Section 409A

Section 2.19(n)	Contributions Due and Owing Prior to Closing with Respect to any Seller Benefit Plan

Section 2.20(a)	List of Employee Contracts, Non-Compete Agreements and the Like

Section 2.20(d)	Worker’s Compensation Claims Due and Owing

Section 2.20(e)	Employee-Related Proceedings

Section 2.20(f)	Employees entitled to COBRA Continuation Coverage

Section 2.21	List of Ten Largest Customers and Ten Largest Suppliers

Section 2.22(a)	Default with Respect to Applicable Law

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of November 26, 2013 by and among (a) CEGP Acquisition, LLC, a Texas limited liability company (“Purchaser”) and (b) Central Energy GP LLC, a Delaware limited liability company (“CEGP”), and Central Energy Partners LP, a Delaware limited partnership (“CELP”) (each a “Seller” and collectively the “Sellers”). Sellers and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, CELP’s registered common units are quoted on the Pink OTC Markets, Inc. resulting in CELP being a reporting company for purposes of federal and state securities laws;

WHEREAS, CEGP is the sole general partner of CELP;

WHEREAS, CELP owns 100% of the issued and outstanding Equity Securities of Regional Enterprises, Inc., a Virginia corporation (“Regional”), and 100% of the issued and outstanding Equity Securities of Rio Vista Operating GP, LLC, a Delaware limited liability company (“Rio Vista GP”);

WHEREAS, CELP and Rio Vista GP collectively own 100% of the Equity Securities of Rio Vista Operating Partnership L.P., a Delaware limited partnership (“Rio Vista LP”, and together with Sellers, Regional, and Rio Vista GP, the “Seller Entities”);

WHEREAS, CEGP desires to issue and sell to Purchaser, and Purchaser desires to purchase from CEGP, on the terms and conditions set forth herein, a membership interest in CEGP with a Sharing Ratio of fifty-five percent (55%) (the “CEGP Interest”); and

WHEREAS, CELP desires to issue and sell to Purchaser, and Purchaser desires to purchase from CELP, subject to the terms and conditions set forth herein, 3,000,000 newly-issued common units of CELP (the “CELP Units”);

Agreement

NOW, THEREFORE, in consideration of the benefits to be derived from this Agreement and the representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE ACQUIRED INTERESTS; PURCHASE PRICE

1.1           Sale of Acquired Interests. In accordance with, and subject to, the terms and conditions of this Agreement, at the Closing (a) Purchaser shall purchase from CEGP, and CEGP shall sell and issue to Purchaser the CEGP Interest, free and clear of all Encumbrances, and admit Purchaser as a member of CEGP, and (b) Purchaser shall purchase from CELP, and CELP shall sell and issue to Purchaser the CELP Units, free and clear of all Encumbrances. The CEGP Interest and the CELP Units are collectively referred to herein as the “Acquired Interests.”

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1.2          Purchase Price.

As consideration for the Acquired Interests, Purchaser shall pay to Sellers the aggregate amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) (“Purchase Price”), allocated between Sellers as set forth on Schedule 1.2. The amount payable by Purchaser to Sellers at Closing (the “Closing Payment”) will be the Purchase Price less the deposit of Four Hundred Thousand Dollars ($400,000) previously deposited with Sellers (the “Pre-Closing Deposit”).

1.3          The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions shall take place at the closing (the “Closing”) at the offices of Shackelford Melton & McKinley, 3333 Lee Parkway, 10th Floor, Dallas, Texas 75219, or such other place as the Parties may mutually agree, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) or at such other time or date as the Parties may mutually agree (the day on which the Closing takes place being the “Closing Date”). The Closing shall take place by delivery via facsimile or portable document file (.pdf) transmission (with originals sent via overnight courier service) of the documents to be delivered at the Closing and wire transfer of the payments to be made in accordance with this Agreement, or in such other manner as the Parties may mutually agree in writing.

1.4          Closing Deliveries.

(a)          At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser each of the documents set forth in Section 6.2(c) through (f).

(b)          At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers each of the documents, payments and other items set forth in Section 6.3(c) through (h).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

As of the date hereof and as of the Closing Date, Sellers represent and warrant to Purchaser, jointly and severally, except that CELP does not join in any representations solely to the extent that the representation pertains to CEGP, that the statements contained in this Article II with respect to each of the Seller Entities is true and correct, except as expressly set forth in the Disclosure Schedule delivered by the Sellers to Purchaser concurrent with the execution of this Agreement (the “Disclosure Schedule”) which is attached hereto and incorporated in this Agreement for all purposes (it being agreed that the disclosure of information in a particular section or subsection of the Disclosure Schedule shall be deemed disclosed and incorporated into any other particular section or subsection of this Agreement to which the relevance of such information is reasonably apparent).

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2.1          Organization, Standing, Qualification and Power.

(a)          Each Seller Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it has been organized, which jurisdictions of organization with respect to each Seller Entity are set forth in Section 2.1(a) of the Disclosure Schedule and has all requisite power and authority to own, lease and operate its properties and to carry on the business as presently conducted by each such Seller Entity. Each Seller Entity is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the character of the assets owned or leased by each or the nature of the business conducted by it except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. A true and complete list of the jurisdictions in which each Seller Entity is so qualified to transact business as a foreign entity is set forth on Schedule 2.1(a) of the Disclosure Schedule.

(b)          Sellers have provided Purchaser with true and complete copies of the Charter Documents of each Seller Entity.

(c)          Section 2.1(c) of the Disclosure Schedule lists the managers, directors and/or officers (or the functional equivalents thereof) of each Seller Entity.

2.2          Authority; Execution and Delivery; Enforceability.

(a)          Each Seller has the requisite power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is, or is specified to be, a Party and to consummate the Transactions. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b)          When each other Related Document to which each Seller is, or is specified to be a party, has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party or parties thereto), such Related Document to which each Seller is, or will be a party, will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

2.3          No Conflicts; Consents. Except for such consents, approvals and waivers as have been obtained prior to the Closing and are set forth in Schedule 2.3 (the “Seller Required Consents”), each of the Seller’s execution and delivery and performance of this Agreement and each of the Related Document to which each is a party and the consummation of the Transactions by each of the Sellers do not:

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(a)          conflict with or require the consent, approval, ratification, waiver or other authorization of any Person under any provisions of the Charter Documents of any Seller Entity;

(b)          violate any provision of, or require any Governmental Approval under, any Law or Order applicable to any Seller Entity or to which any of their respective assets are subject except where the violation would not, individually or in the aggregate, have a Material Adverse Effect;

(c)          (i) conflict with, result in a breach or termination of, constitute a default under, or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate, or permit the acceleration of the performance required by, or (ii) require any consent, approval, ratification, waiver, or other authorization under or otherwise give any Person additional rights under, any Contract, instrument or understanding to which any Seller Entity is a Party or by which any of its respective assets is bound or that is necessary for operation of the business of any Seller Entity as currently conducted by such Seller Entity; or

(d)          result in the creation or imposition of any Encumbrance upon the Acquired Interests or the assets of any Seller Entity, or impair the authority or ability of any Seller Entity to carry on its business in the same manner as it is presently being conducted.

2.4          Capitalization. All of the issued and outstanding Equity Securities of the Seller Entities, the amounts and owners of which are set forth on Section 2.4 of the Disclosure Schedule, have been duly authorized and validly issued and are fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights and have been issued in compliance with all applicable Laws (including securities Laws). Except as disclosed in the Qualifying SEC Disclosures, there are no outstanding options, warrants or other rights of any kind to acquire any Equity Securities of the Seller Entities or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional Equity Securities, nor is any Seller Entity committed to issue any such option, warrant, right or security. No Seller Entity owns any Equity Securities in any Person other than other Seller Entities.

2.5          Subsidiaries. CELP owns, directly or indirectly, all of the Equity Securities of each Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances with respect to the Equity Securities of Regional, and all of the issued and outstanding Equity Securities of each Subsidiary is validly issued and is fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase Equity Securities.

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2.6          CELP SEC Reports; Financial Statements.

(a)          CELP has filed all reports, schedules, forms, statements and other documents required to be filed by CELP under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the periods commencing December 31, 2010 on a timely basis or has received a valid extension of such time of filing and has filed any such CELP SEC Reports prior to the expiration of any such extension (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “CELP SEC Reports”). As of their respective dates, the CELP SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, as in effect at the time of filing and none of the CELP SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)          The financial statements of CELP included in the CELP SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP and are subject to year-end and audit adjustments, and fairly present in all material respects the financial position of CELP and its only operating subsidiary, Regional, as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to year-end and audit adjustments.

(c)          All accounts receivable of the Seller Entities reflected on the balance sheet included in the financial statements of CELP set forth in CELP’s Quarterly Report on Form 10-Q for the three-month period ended June 30, 2013: (i) represent bona fide transactions from third parties for the sale and delivery of goods or rendition of services consummated in the Ordinary Course of Business in accordance with the terms of the documents related to such accounts receivable; (ii) are not subject to any claim, counterclaim, set-off or deduction; and (iii) are owned by the Seller Entities.

(d)          All accounts payable of the Seller Entities as of the date of this Agreement are the result of bona fide transactions consummated in the Ordinary Course of Business.

(e)          Except as set forth in the Qualifying SEC Disclosures and excluding intercompany transactions, each Seller Entity is Solvent prior to and after giving effect to this Agreement and the Related Documents to be entered into on the Closing Date. No Seller Entity is involved in any proceedings, nor, to the Knowledge of Sellers, are any proceedings contemplated by or against it in any court under the U.S. Bankruptcy Code or any other insolvency or debtor’s relief act, or for the appointment of a trustee, receiver, liquidator, sequestrator or other similar official for the Seller Entities or with respect to any of their assets.

2.7          Indebtedness. Except as set forth in Section 2.7 of the Disclosure Schedule, as of the Closing Date: (a) no Seller Entity is directly, indirectly or contingently obligated with respect to any Indebtedness; (b) there exists no default or event of default under the provisions of any Indebtedness or any related agreement to which any Seller Entity is a party; (c) no Seller Entity has requested the waiver of any provision of any agreement evidencing Indebtedness; and (d) there has been no demand for payment, oral or otherwise, with respect to any agreement evidencing Indebtedness to which any Seller Entity is a party. There are no Cumulative Common Unit Arrearages, as such term is defined in the CELP Partnership Agreement, due and owing to limited partners of CELP.

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2.8          Material Changes, Undisclosed Events, Liabilities or Developments. Except as disclosed in the Qualifying SEC Disclosures: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) none of the Seller Entities has incurred any Liability other than (A) trade payables, deferred revenue and accrued expenses incurred in the Ordinary Course of Business and (B) Liabilities not required to be reflected in the financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) none of the Seller Entities have altered their respective method of accounting, (iv) no Seller Entity has declared or made any dividend or distribution of cash or other property to its equity holders or purchased, redeemed or made any agreements to purchase or redeem any Equity Securities, (v) none of the Seller Entities has issued any Equity Securities to any officer, director or Affiliate, except pursuant to existing stock option plans of CELP, (vi) no Seller Entity has amended its Charter Documents, (vii) no Seller Entity has made any change affecting compensation to its directors, officers, employees and agents other than normal annual employment period adjustments not greater than in the prior year, (viii) no Seller Entity has created or assumed any Indebtedness (except by reason of endorsing checks in the Ordinary Course of Business), or reduced any bank line of credit or the availability of funds under any other loan or financing agreement; and (ix) no Seller Entity has entered into, modified or terminated any Material Contract. Except for the issuance of the Acquired Interests contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to any Seller Entity or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by CELP under applicable Securities Laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) trading day prior to the date that this representation is made.

2.9          Records. The Records of each Seller Entity sets forth in all respects the material transactions to which it is a party or by which it or its assets is bound, and such books and records are true and complete in all material respects and have been properly kept and maintained in accordance with GAAP, consistently applied or, to the extent not financial Records, in accordance with good business practices. The minute books of the Seller Entities provided to Purchaser prior to the execution of the Agreement contain minutes of all meetings of, and accurate consents to all actions taken without meetings by the boards of directors, managers or other persons performing similar functions or any committees thereof, and the holders of any interests.

2.10        Personal Property. All tangible personal property used by each of the Seller Entities is owned or leased by the Seller Entities pursuant to a valid lease, in either case, free and clear of all Encumbrances other than Permitted Encumbrances.

2.11        Real Property. This Section 2.11 does not include any representation with respect to compliance with Environmental Laws, such matters being addressed exclusively in Section 2.23.

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(a)          Section 2.11(a) of the Disclosure Schedule sets forth a true and complete list of the street address or other location information for all Owned Real Property. CEGP has delivered to Purchaser true, correct and complete copies of all deeds, title reports/policies, exception documents, surveys and related material documents pertaining to the Owned Real Property of Regional in CEGP’s possession. To the Knowledge of Sellers, the current use of the Owned Real Property by Regional does not violate in any material respect any restrictive covenants or Easements of record, other unrecorded agreement, or other Encumbrance affecting any of the Owned Real Property. No Selling Entity other than Regional possesses or uses any Owned Real Property.

(b)          None of the Seller Entities has any Leased Real Property.

(c)          The Owned Real Property and the improvements located thereon are supplied with and have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of Regional to be operated in the ordinary course as currently operated. Neither the whole nor any part of any Owned Real Property is subject to any pending suit for condemnation or other taking, by eminent domain or otherwise by any Governmental Entity, and, to the Knowledge of Sellers, no such condemnation or other taking is threatened. No Person has any interest in the Owned Real Property which would allow such Person to use the surface or sub-surface estate of the Owned Real Property in a manner that does or would reasonably be expected to affect Regional’s present use or operation of the Owned Real Property in a material manner.

2.12        Title to Assets. Regional has good and valid (and, in the case of Owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Owned Real Property and personal property and other assets reflected in the financial statements included in the CELP SEC Reports, or acquired after the latest CELP SEC Reports, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the latest CELP SEC Reports. Except as set forth on Section 2.12 of the Disclosure Schedule all such property and assets are free and clear of any Encumbrances other than Permitted Encumbrances.

2.13        Intellectual Property. Each of the Seller Entities has, or has rights to use, all trademarks, trademark applications, service marks, trade names, licenses and other intellectual property rights and similar rights necessary or material for use in connection with its respective business (collectively, the “Intellectual Property Rights”). None of the Seller Entities has received a notice (written or otherwise) that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years prior to the date of this Agreement. CELP has not received, since the date of the latest audited financial statements included in the CELP SEC Reports, a written notice of a claim or otherwise has any Knowledge that the Intellectual Property Rights owned or used by the any of Seller Entities violate or infringe upon the rights of any Person. To the Knowledge of Sellers, all such Intellectual Property Rights owned by each of the Seller Entities is enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. Each of the Seller Entities have taken reasonable security measures to protect the secrecy, confidentiality and value of its Intellectual Property Rights. None of the Selling Entities possess any patents, patent applications, trade secrets, inventions or copyrights.

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2.14        Material Contracts.

(a)          Except for this Agreement and except as filed in the Qualifying SEC Disclosures, as of the date hereof, no Seller Entity is a party to or is bound by any Contract that (i) would be required to be filed by CELP as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, (ii) is material to the business or operations of the Seller Entities, taken as a whole, or (iii)

(A)         involves an obligation of the Seller Entities that relates to Indebtedness;

(B)         provides for fixed compensation to any employee or consultant of the Seller Entities or would require any severance, retention or incentive payment as a result of the Transactions, assuming the satisfaction of any requirement that the applicable employee or consultant remain employed or engaged by the Seller Entities for any period of time after Closing;

(C)         expressly limits or restricts the ability of the Seller Entities to compete or otherwise to conduct their business as presently conducted in any manner or place;

(D)         requires the Seller Entities to deal exclusively with any Person or any Person to deal exclusively with the Seller Entities;

(E)         is a partnership or joint venture agreement;

(F)         obligates any Seller Entity to indemnify any other Person in connection with any disposition, sale or other transfer of any present or former business of the Seller Entities; or

(G)         is between a Seller Entity and any other Seller Indemnified Party;

(each such Contract as described in this Section 2.14(a), a “Material Contract”). Section 2.14(a) of the Disclosure Schedule set forth a complete list of each Material Contract.

(b)          True, correct and complete copies of each Material Contract, including all amendments, modifications, waivers, consents and other similar documents relating thereto, have been filed with CELP SEC Reports or otherwise made available to Purchaser. Each Material Contract is in full force and effect and is valid and binding on the Seller or Subsidiary party thereto and, to the Knowledge of the Sellers, any other Party thereto.

(c)          Except as disclosed in Section 2.14(c) of the Disclosure Schedule, (i) there is no default under any Material Contract by any Seller Entity or, to the Knowledge of Sellers, any other party thereto, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default under any Material Contract by any Seller Entity or, to the Knowledge of Sellers, any other party thereto.

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2.15        Permits. Except as disclosed in the Qualifying SEC Disclosures, there are no Permits that are required for the lawful conduct of each of Seller Entities’ business as presently conducted. All such Permits are in full force and effect. Except as set forth in Section 2.15 of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby and thereby will not result in any revocation, cancellation, suspension or modification of any such Permit.

2.16        Taxes. Except as set forth on Schedule 2.16:

(a)          Except as disclosed in the Qualifying SEC Disclosures, each Seller Entity has timely filed or has caused to be timely filed, after giving effect to any applicable extensions, all Tax Returns required to be filed by such Seller Entity under applicable Law, maintained all documents and records relating to Taxes as are required to be made or provided by each and have complied in all material respects with all legislation relating to Taxes applicable to each. All such Tax Returns were in all material respects true, complete and correct. No claim has ever been made or threatened against any Seller Entity by any Governmental Entity in a jurisdiction where such Seller Entity does not file Tax Returns that such Seller Entity is or may be subject to taxation by that jurisdiction. No Seller Entity has been or is required to file any Tax Returns in any jurisdictions outside the United States.

(b)          Except as disclosed in the Qualifying SEC Disclosures, each Seller Entity has, within the time and in the manner prescribed by applicable Law, paid or have caused to be paid all Taxes that are due and payable, including, but not limited to, any Tax installments or estimated Taxes due by such Seller Entity in respect of the current tax year of each Seller Entity. Without limiting the generality of the foregoing, each Seller Entity is in compliance with all registration, reporting, collection, remittance and record keeping obligations with respect to all state sales tax legislation.

(c)          Except as disclosed in the Qualifying SEC Disclosures, there are no Tax liens with respect to any assets of the Seller Entities except liens for Taxes not yet due and payable.

(d)          Except as disclosed in the Qualifying SEC Disclosures, no Seller Entity has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(e)          Each Seller Entity has timely withheld proper and accurate amounts from its employees, customers, members, shareholders and others from whom it is or was required to withhold Taxes in compliance with all applicable Laws and have timely paid such withheld amounts to the appropriate Taxing authorities.

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(f)          Except as disclosed in the Qualifying SEC Disclosures, no Seller Entity has executed any outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(g)          Except as disclosed in the Qualifying SEC Disclosures, no deficiency for any Taxes has been proposed, asserted or assessed against any Seller Entity that has not been resolved or paid in full.

(h)          Except as disclosed in the Qualifying SEC Disclosures, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Seller Entities and no Seller Entity has been advised of any issue that has arisen in any examination of the Seller Entities by any Governmental Entity and no Governmental Entity has notified any Seller Entity that it intends to investigate the Tax affairs of any Seller Entity.

(i)          No power of attorney currently in force has been granted by any Seller Entity concerning any Tax matter.

(j)          Except as disclosed in the Qualifying SEC Disclosures, the charges, accruals and reserves for Taxes with respect to the Seller Entities reflected on the consolidated financial statements of CELP included in the Qualifying SEC Disclosures (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carry forwards) are adequate under GAAP to cover all Taxes of the Seller Entities not yet due and payable and will be adequate under GAAP to cover all Taxes of the Seller Entities for operations and transactions through and including the Closing Date by adjusting such reserve in accordance with the past custom and practice of the Company.

(k)          No Seller Entity has received a Tax Ruling or entered into a Closing Agreement with any Governmental Entity that would have a continuing adverse effect upon any Seller Entity after the Closing Date. There are no requests for a Tax Ruling that, if issued, would be binding on Purchaser or any of the Seller Entities. “Tax Ruling” shall mean a written ruling of a Taxing Authority relating to Taxes provided in the United States pursuant to a written request for such ruling by the applicable taxpayer or pursuant to a request of a representative of the Taxing Authority. “Closing Agreement” shall mean a written and legally binding agreement with a Taxing Authority relating to Taxes.

(l)          CEGP has made available to Purchaser complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Seller Entities for all tax years beginning after December 31, 2010, (ii) all audit reports and any statements of deficiencies assessed against any of the Seller Entities received from any Taxing Authority relating to any Tax Return filed by the Seller Entities, and (iii) the Closing Agreements entered into by the Seller Entities with any Taxing Authority.

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(m)          No event, transaction, act or omission has occurred that could result in any Seller Entity becoming liable to pay or to bear any Tax as a transferee, successor, by contract or otherwise that is primarily or directly chargeable or attributable to any other Person. The Seller Entities have no actual or contingent Liability (whether by reason of any indemnity, warranty or otherwise) to any other Person in respect of any actual, contingent or deferred Liability of such Person for Taxes.

(n)          Each Seller Entity has complied in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code §§ 1441 through 1464, 3401 through 3606, and 6041 and 6049, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required in connection with amounts paid or owing to any employee, independent contractor, creditor, non-resident, stockholder, or other third party.

(o)          No Seller Entity is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” or any other compensation arrangements that would otherwise not be deductible by them, under applicable Law, including, but not limited to, Code § 280G.

(p)          No Seller Entity has entered into any Tax sharing, Tax indemnity, Tax allocation agreement, or other similar agreement with any Person.

(q)          No Seller Entity has any Liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations or any similar provision of applicable Law as a transferee or successor by contract or otherwise.

(r)          No Seller Entity is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any compensation arrangements that would otherwise not be deductible by such Seller Entity, under applicable Law.

(s)          No Seller Entity is required to include in income any adjustment pursuant to Code § 481 by reason of a change in accounting method, and to the Knowledge of Sellers, the IRS has not proposed any such adjustment or change in accounting method. No Seller Entity has any application pending with any Taxing Authority requesting permission for any change in accounting method. No Seller Entity will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date as a result of any method of accounting reported or otherwise required including, but not limited to, the installment method of accounting, the completed contract method of accounting, or any method of reporting revenue from contracts that are required to be reported on the percentage of completion method (as defined or used in Code § 460(b)). No Seller Entity has made an election (including a protective election) pursuant to Code § 108(i).

(t)          No Seller Entity has filed a consent pursuant to Code § 341(f) or agreed to have Code § 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code § 341(f)(4)) owned by any Seller Entity. No election under Code § 338 (or any predecessor provisions) has been made with respect to any of the assets of any Seller Entity.

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(u)          No Seller Entity is subject to any contract, obligation or commitment under which it will or may any time hereafter be or become liable to make any payment (or provide any other amount in money or money’s worth) that (in either such case) is not deductible, depreciable or amortizable in full in computing the income of such Seller Entity for the purpose of any Taxes on income or profits to which it may be subject.

(v)         No Seller Entity has disposed of any asset or supplied any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration to be received for such disposal or supply will be less than the consideration deemed received for Tax purposes.

(w)          The Seller Entities have maintained all documents and records relating to Taxes as are required by applicable Law or otherwise necessary and proper and have complied with all legislation regarding the same.

(x)          None of the assets of the Seller Entities (i) is tax-exempt use property within the meaning of Code § 168(h), (ii) directly or indirectly secures any Indebtedness the interest on which is exempt under Code § 103(a) or (iii) is property subject to Code § 168(f).

(y)          Each Seller Entity has disclosed on each of its Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Code § 6662 or similar provisions under state or local law.

(z)          No Seller Entity has any Liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations or any similar provision of Applicable Law as a transferee or successor by contract or otherwise.

(aa)         No Seller Entity has deferred gain or loss under Section 1.1502-13(d) of the Treasury Regulations that arose in an inter-Company transaction between such Seller Entity and any other member of any consolidated group.

(bb)         Since January 1, 2011, no Seller Entity has been a member of an affiliated group filing a consolidated Federal income Tax Return that included any Person other than the other Seller Entities.

(cc)         The Seller Entities have no annual consolidated Code § 382 (or other) limitations from previous ownership changes.

(dd)         All material elections with respect to Taxes affecting the Seller Entities as of the date hereof are set forth in Section 2.16 to the Disclosure Schedule.

(ee)         No Seller Entity will recognize income or gain as a result of the sale and purchase of the Acquired Interests pursuant to this Agreement.

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(ff)         No Seller Entity is or has ever been a beneficiary or otherwise participated in any “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations (or any transaction required to be disclosed under similar provisions of a state or local Tax law) that was, is or, to the Knowledge of Sellers, will ever be required to be disclosed under Section 1.6011-4 of the Treasury Regulations, and no Tax Return of any Seller Entity contained a disclosure statement under Code § 6662 (or any predecessor provision or comparable provision of applicable Law).

2.17        Litigation. Except as disclosed in the Qualifying SEC Disclosures and set forth in Schedule 2.17 of the Disclosure Schedule, there is no Proceeding or Order pending or, to the Knowledge of Sellers, threatened, against or affecting any Seller Entity or its business or assets. The Seller Entities are not a party to or subject to or in default under any Order.

2.18        Insurance. Section 2.18 to the Disclosure Schedule contains a complete list and description (including all applicable policy limits, premiums and deductibles) of all insurance policies maintained by the Seller Entities. Such insurance policies are with insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Seller Entities are engaged. Such insurance policies are in full force and effect and all premiums due and payable thereon have been paid. Sellers have no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business without a significant increase in cost.

2.19        Seller Benefit Plans.

(a)          Section 2.19(a) to the Disclosure Schedule sets forth a true, complete, and correct list of each Seller Benefit Plan. The Seller Entities have no binding obligation arising from any communication to any employee of the Seller Entities or to any other Person to modify any Seller Benefit Plan or to establish or implement any other material benefit plan, program, or arrangement.

(b)          Sellers have delivered to Purchaser a true and complete copy of (i) each Seller Benefit Plan (as well as all employee benefit plans as defined in Section 3(3) of ERISA that were terminated during the preceding six (6) years and were intended at any time to be qualified under Section 401(a) of the Code) and each related trust agreement, annuity contract, other funding instrument, and all other material contract and agreement, including third-party administration agreements and service agreements, maintained in connection with the operation of each Seller Benefit Plan, (ii) the latest IRS determination letter, if any, obtained with respect to any such Seller Benefit Plan intended to be qualified or exempt under Section 401 or 501 of the Code, as applicable, (iii) Forms 5500 and certified financial statements for the most recently completed three (3) fiscal years for each Seller Benefit Plan required to file such form and maintain such financial statements, together with the most recent actuarial report, if any, prepared by the Seller Benefit Plan’s enrolled actuary, (iv) all summary plan descriptions for each Seller Benefit Plan for which a summary plan description is required, if any, and summaries prepared for each other Seller Benefit Plan, if any, distributed to participants and beneficiaries, and (v) any summaries of material modification, if any, concerning each Seller Benefit Plan.

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(c)          Each Seller Benefit Plan has been maintained, operated, and administered in all material respects in accordance with such Seller Benefit Plan’s respective terms, and in compliance with all applicable Laws, including ERISA and the Code. Except as set forth in Section 2.19(c) to the Disclosure Schedule, all reports, notices, and disclosures required to be filed or furnished pursuant to the requirements of the Code, ERISA, or the terms of the Seller Benefit Plans with respect to each Seller Benefit Plan have been duly and timely filed or furnished except for any failures that are not, either individually or in the aggregate, material. Within the last three (3) years, neither the Seller Entities nor any ERISA Affiliate has participated in any voluntary compliance or self-correction programs established by the IRS with respect to any Seller Benefit Plan for which full correction has not been effectuated, or entered into a closing agreement with the IRS with respect to the form or operation of any Seller Benefit Plan for which all Liabilities and obligations to such Seller Benefit Plan and any corresponding participants and beneficiaries have not been satisfied.

(d)          Except as set forth in Section 2.19(d) of the Disclosure Schedule, neither any Seller Entity nor any ERISA Affiliate within the last six (6) years had an obligation to contribute to, or has been assessed any withdrawal Liability, or other contingent Liability, with respect to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Each “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) sponsored or maintained by the Seller Entities or any ERISA Affiliate has been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Section B of Title I of ERISA and Section 4980B of the Code.

(e)          With respect to each Seller Benefit Plan that provides welfare benefits of the type described in Section 3(1) of ERISA, (i) no such plan provides medical or death benefits with respect to current or former employees of the Seller Entities, other than coverage mandated by Sections 601-608 of ERISA and Section 4980B of the Code or applicable state law, and (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B of the Code and, if applicable, state law.

(f)          Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) is, and has been during the period from such Seller Benefit Plan’s adoption to the Closing Date, so qualified, both as to form and operation, and all necessary approvals of governmental authorities, including a favorable determination, opinion or notification from the IRS (with respect to the cycle applicable to such Seller Benefit Plan pursuant to IRS Revenue Procedure 2007-44 or any successor thereto) as to the Qualified Plan’s qualification under the Code have been timely obtained, and each trust created thereunder which is intended to be exempt from federal income tax under the provisions of Section 501(a) of the Code is, and has been from the date of such Qualified Plan’s establishment to the Closing Date, so exempt and no event has occurred or condition exists that could adversely affect the qualified status of any such Qualified Plan or the exempt status of any such trust.

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(g)          There have been no non-exempt prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) under ERISA with respect to any Seller Benefit Plan for which the Seller Entities could have any Liability or obligation (except as has already been satisfied), and no other condition exists with respect to any Seller Benefit Plan that could result in any Seller Entity becoming liable directly or indirectly (by indemnification or otherwise) for any material excise tax or penalty under the Code or ERISA or for any other material Liability, except as has already been satisfied.

(h)          There are no pending, or to the Knowledge of Sellers, threatened claims, lawsuits, or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against any Seller Benefit Plan or such Seller Benefit Plan’s related trust or against any fiduciary of a Seller Benefit Plan with respect to the operation of such Seller Benefit Plan. There are no investigations or audits of any Seller Benefit Plan by any governmental authority currently pending, and there have been no such investigations or audits that have been concluded that resulted in any Liability to the Seller Entities which has not been fully discharged.

(i)          Each Seller Benefit Plan, each employment agreement, bonus program and any other arrangement maintained by the Seller Entities to the requirements of Section 409A of the Code has been maintained and administered in compliance with the requirements of Section 409A of the Code from January 1, 2005, to the Closing Date, and as applicable, with the notices and proposed and final regulations issued by the IRS under Section 409A of the Code, and each such plan, agreement, program and arrangement has been documented to conform to the requirements of Section 409A of the Code. No person who is entitled to a benefit under any Seller Benefit Plan that is subject to Section 409A of the Code has incurred or will incur any additional tax described in Section 409A(a)(1)(B) of the Code as a result of any event occurring prior to the Closing or the manner in which such plan or arrangement has been established or operated prior to the Closing. Section 2.19(i) of the Disclosure Schedule identifies each Seller Benefit Plan that is subject to Section 409A of the Code.

(j)          No termination, retention, severance, or similar benefit will become payable, and no employee of the Seller Entities will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Seller Benefit Plan or other contract, as a result of the transactions contemplated by this Agreement.

(k)          No Seller Benefit Plan is (i) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or (ii) funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(l)          No Seller Benefit Plan is maintained outside of the jurisdiction of the United States.

(m)          Each Seller Benefit Plan may be amended or terminated at any time without any cost, Liability or expense to Purchaser, except for normal and routine administrative costs and expenses associated with such amendment or terminated.

(n)          Except as set forth in Section 2.19(n) to the Disclosure Schedule, all contributions (including participant contributions) to the Seller Benefit Plans that are due and owing to such Seller Benefit Plans on or before the Closing in accordance with the terms of such plans, ERISA, or the Code have been timely made.

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(o)          No person who was engaged by any Seller Entity as an independent contractor or in any other non-employee capacity can be characterized or deemed to be an employee of any Seller Entity under applicable Laws for any purpose whatsoever, including for purposes of federal, state, and local income taxation, workers’ compensation, unemployment insurance and Seller Benefit Plan eligibility.

2.20        Employee and Labor Matters.

(a)          Section 2.20(a) to the Disclosure Schedule contains a complete and accurate list of all employment contracts, consulting agreements, management agreements, retention, severance or change of control agreements, confidentiality agreements, non-compete agreements, proprietary rights agreements, including each Person on leave of absence or layoff status and similar agreements to which any Seller Entity is a Party on the date hereof. All such agreements are in full force and effect and each Seller Entities are in compliance with all of its obligations thereunder and is not in default thereunder, and to the Knowledge of Sellers, the counterparties to such agreements are not in default thereunder.

(b)          No Seller Entity has any outstanding Liability for payment of wages, vacation or sick pay (whether accrued or otherwise, salaries, bonuses, pensions, contributions under any employee benefit plans or any other compensation, current or deferred, under any collective bargaining or employment contracts, whether oral or written, based upon or accruing with respect to those services of the current employees or any former employees performed prior to the Closing Date except for any payment due for the current payment or contribution period.

(c)          No employee of any Seller Entity has been granted the right to continued employment by any Seller Entity or to any compensation following termination of employment with the Seller Entities.

(d)          To the Knowledge of Sellers, there are no workmen’s compensation or worker’s compensation claims, insured or uninsured, applicable to any Seller Entity. Except as set forth in Section 2.20(d) to the Disclosure Schedule, all amounts required by any statute, insurance policy, or other governmental body or agreement to be paid into any workmen’s compensation loss or reserve fund, collateral fund, sinking fund or similar account have been duly paid into such fund or account as required.

(e)          Except as set forth in Section 2.20(e) to the Disclosure Schedule, there is no employment-related Proceeding of any kind, pending or threatened in any forum, relating to an alleged violation or breach by any Seller Entity (or its managers, officers or directors) of any Law or Contract; and, to the Knowledge of Sellers, no employee or agent of any Seller Entity has committed any act or omission giving rise to Liability on the part of the Seller Entities for any such violation or breach.

(f)          Section 2.20(f) to the Disclosure Schedule sets forth a complete list of (i) those individuals currently receiving continuation coverage under a Seller Benefit Plan pursuant to COBRA, and (ii) all employees, former employees and “qualified beneficiaries” (as such term is defined under Section 4980B(g)(1) of the Code) who are in the COBRA election period with respect to a Seller Benefit Plan but who have not yet made a COBRA election.

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2.21        Customers and Suppliers. Section  2.21 of the Disclosure Schedule contains a true and complete list of the ten (10) largest (based on revenues) customers and suppliers of the Seller Entities (all of whom are customers and suppliers of Regional) for calendar years 2012 and 2013. Except as set forth in Section 2.21 of the Disclosure Schedule, no such customer has terminated or amended, nor has given written notice to any Seller Entity that it intends to terminate or materially amend, the terms or amount of goods or services purchased from (or payments made to) the Seller Entities. No such supplier has terminated or amended, nor has given written notice to any of Seller Entities that it intends to terminate or materially amend, the cost or availability of goods or services supplied to the Seller Entities.

2.22        Compliance with Applicable Laws; FCPA.

(a)          Except as set forth in Section 2.22(a) of the Disclosure Schedule, none of Seller Entities is in default or violation in any material respect of any Law applicable to such Seller Entity or by which any of its assets is bound or affected, nor does any circumstance exist which with notice or the passage of time or both would result in such a default or violation. Each of the Seller Entities has been and is currently conducting its businesses, and its assets have been and now are being used and operated, in compliance with all applicable Laws in all material respects.

(b)          Further to and without limiting Section 2.22(a) of the Disclosure Schedule, neither any Seller Entity nor, to the Knowledge of Sellers, any manager, director, officer, other employee, or agent of any Seller Entity has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of the FCPA; and each Seller Entity has conducted its businesses in compliance with the FCPA in all material respects.

2.23        Environmental Matters.

(a)          Each Seller Entity is in compliance in all material respects with all applicable Environmental Laws.

(b)          Each Seller Entity has all Permits required under Environmental Laws for the conduct of its business as presently owned and operated by such Seller Entity (“Environmental Permits”), such Permits are described in Schedule 2.23 and no Seller Entity is in violation of any such Environmental Permits. No modification, revocation, reissuance, alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any Governmental Entity or other Person is required under Environmental Law in connection with the execution or delivery of this Agreement, the consummation of the Transactions, or the operation of any Seller Entity’s assets immediately after the Closing or any contemplated expansion of, or material modifications to, any of the Seller Entities’ assets.

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(c)          Except as disclosed in the Qualifying SEC Disclosures, no Seller Entity has Released any Hazardous Substances onto any real property that: (i) constitutes an unremedied violation of any Environmental Law if the effect of such violation imposes a current remediation obligation on the part of any Seller Entity; (ii) currently imposes any Release-reporting obligations on any Seller Entity under any Environmental Law that has not been or is not being complied with; or (iii) imposes an obligation on the part of any Seller Entity for reimbursement of costs incurred by others in connection with the remediation thereof.

(d)          Except as disclosed in the Qualifying SEC Disclosures, there is no Environmental Condition on the Owned Real Property.

(e)          Except as disclosed in the Qualifying SEC Disclosures, there are no Proceedings relating to an alleged breach of Environmental Laws on or with respect to any of the Seller Entities, its assets or its business and none of the Seller Entities has received any notice of any environmental, health or safety claim, demand, filing, investigation, administrative proceeding, action, suit or other proceeding relating to the Seller Entities, their assets or their business or notice of any alleged violation or non-compliance with any Environmental Law or of non-compliance with the terms or conditions of any Environmental Permits, arising from, based upon, associated with or related to the Seller Entities, their assets or their business.

(f)          Except as disclosed in the Qualifying SEC Disclosures, no Hazardous Substance defined or regulated as such under any Environmental Law is present or has been handled, managed, stored, transported, processed, treated, disposed of, Released, migrated or escaped on, in, from, under or in connection with the Seller Entities, their assets or their business or their assets except in compliance with Environmental Laws.

2.24        Brokers. No agent, broker, investment banker or other firm or Person engaged by or acting on behalf of any of the Seller Entities is or shall be entitled to any broker’s or finder’s fee of any type (whether cash, securities or otherwise) or any other commission or similar fee in connection with any of the Transactions.

2.25        No General Solicitation. The offer and sale of the Acquired Interests to Purchaser is a privately negotiated transaction, and neither Sellers nor any Person acting on behalf of Sellers has offered or sold any Equity Securities of Sellers that is substantially similar to the Acquired Interests or any other Equity Securities that might be integrated with the issuance of the Acquired Interests by any form of general solicitation or general advertising.

2.26        No Other Representations or Warranties. Except for the representations and warranties contained in this Article II (including the related Disclosure Schedule), neither of Sellers nor any Person acting on behalf of either Seller, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

3.1          Authority; Execution and Delivery; and Enforceability. Purchaser has all limited liability company power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is, or is specified to be, a Party and to consummate the Transactions. Purchaser has duly executed and delivered this Agreement, and this Agreement, when executed by the other Party or Parties to the Agreement, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles. When each other Related Document to which Purchaser is, or will be a Party, has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other Party or Parties thereto), such Related Document to which Purchaser is, or will be a Party, will constitute a legal and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

3.2          No Conflicts; Consent; Certain Proceedings. As of the date hereof, no consent, approval, license, Permit, Order, qualification, ratification, waiver or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other Person is required for or in connection with the execution and delivery by Purchaser of this Agreement and each other Related Document to which it is a Party, and the consummation by Purchaser of the Transactions, except for such consents, approval and waivers as have been obtained prior to the Closing and are set forth in Schedule 3.2 (each a “Purchaser Required Consent”). There is no pending Proceeding that has been commenced against the Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transactions. To the Knowledge of Purchaser, no such Proceeding has been threatened.

3.3          Brokers. No agent, broker, investment banker or other firm or Person engaged by or acting on behalf of Purchaser is or shall be entitled to any broker’s or finder’s fee of any type (whether cash, securities or otherwise) or any other commission or similar fee in connection with any of the Transactions.

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3.4          Nature and Character of Purchaser and its Members. Purchaser is a newly-formed Texas limited liability company organized for the purpose of purchasing and holding the Acquired Interests and raising the proceeds necessary to purchase the Acquired Interests by soliciting subscriptions from Persons to purchase and hold membership interests in the Purchaser (“Purchaser Membership Interests”). Purchaser represents, warrants and covenants that it is an “accredited investor” as defined in Rule 501(a)(8) of Regulation D promulgated under the Securities Act since (a) management of Purchaser has reasonable cause to believe, after having made a reasonable factual inquiry, that each Person subscribing for Purchaser Membership Interests (“Subscribing Person”) is (i) an “accredited investor” within the meaning of Rule 501(a) of Regulation D and (ii) is a sophisticated, well-informed investor who has a relationship with the Purchaser or its principals, executive officers or managers evincing trust between the parties and such Subscribing Person is acquiring the Purchaser Membership Interests as the ultimate purchaser and not as an underwriter or conduit to other beneficial owners or subsequent purchasers, and (b) no Person subscribing for Purchaser Membership Interests is a current member of CEGP. No Person acquiring Purchaser Membership Interests is (i) a “plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Code (such as an Individual Retirement Account or Keogh Plan) or (iii) an entity whose assets are treated as “plan assets” under Section 3(42) of ERISA and any regulations promulgated thereunder.

3.5          Compliance with Securities Laws. The Purchaser represents and warrants that:

(a)          no registration under any applicable Securities Laws is required for the offer and sale of interests in the Purchaser as a result of an exemption under Section 4(2) of the Securities Act and Section 5.I. of the Texas Securities Act and the applicable regulations promulgated under the Securities Act and Texas Securities Act with respect to the offering of Purchaser Membership Interests;

(b)          Purchaser has complied with all applicable Securities Laws in soliciting subscriptions for interests in Purchaser, including (i) notifying any Person acquiring Purchaser Membership Interests that such membership interests have not been registered with the Commission and any applicable state securities regulatory body and cannot be resold without registration or an available exemption from registration and (ii) placing a legend on the certificate or other document that evidences the membership interests stating that the membership interests have not been registered under the Securities Act and setting forth or referencing the restrictions on transferability and sale of the membership interests;

(c)          the offer and sale of Purchaser Membership Interests has been conducted without the use of any general solicitation or general advertising; and

(d)          the offer and sale of the Purchaser Membership Interests has not been made under circumstances that would cause the offer and sale of such membership interests to be integrated with the offer and sale of the Acquired Interests.

3.6          Access to Evaluation of Information Concerning the Sellers. Purchaser has:

(a)          such knowledge, sophistication and experience in business, financial and investment matters so as to be capable of evaluating the merits and risks of purchasing the Acquired Interests;

(b)          made its own independent accounting, financial, legal, and tax evaluation of the merits and risks of an investment in the Acquired Interests and the consequences of this Agreement, the Related Documents and the Transactions;

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(c)          been given access to and an opportunity to examine such documents, materials and information concerning the Seller Entities as Purchaser deems to be necessary or advisable in order to reach an informed decision as to an investment in Sellers, has carefully reviewed and understands these materials, and has had answered to Purchaser’s full satisfaction any and all questions regarding such information; and

(d)          has considered the suitability of the Acquired Interests as an investment in light of its own circumstances and financial condition and Purchaser is able to bear the risks associated with an investment in the Acquired Interests.

3.7          Illiquidity of CEGP Interest and CELP Units. Purchaser understands that (i) substantial restrictions will exist on transferability of the CEGP Interest and the CELP Units under applicable Securities Laws, (ii) no market for resale of the CEGP Interest exists or is expected to develop, (iii) Purchaser may not be able to liquidate the CEGP Interest or the CELP Units, (iv) any instrument representing the CEGP Interest and the CELP Units will bear legends restricting the transfer thereof, and (v) the terms and conditions of the CEGP LLC Agreement contain significant restrictions on the transfer of the CEGP Interest. Purchaser understands that an investment in the CEGP Interest and the CELP Units entails a very high degree of risk and understands fully the risks associated with the operation of CEGP, CELP and its Subsidiaries and the Purchaser’s investment in the Sellers.

3.8          Investment Intent. Purchaser is acquiring the Acquired Interests for its own account for investment, and not with a view to any distribution, resale, subdivision or fractionalization of any securities included in the Acquired Interests. Purchaser has no agreement, written or oral, with any of its members, or any members, directors or officers of CEGP, or any third party to distribute, resell, subdivide or fractionalize any portion of the Acquired Interests or any plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, resale, subdivision or fractionalization of the Acquired Interests.

3.9          Regulation M Compliance. The Purchaser has not, and to the Knowledge of Purchaser, no one acting on its behalf has (a) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of the Common Units in order to facilitate the sale or resale of the CELP Units or Common Units, or (b) sold, bid for, purchased or paid any compensation for soliciting purchases of any Common Units.

3.10        Undisclosed Principals or Agents. Purchaser intends to, and will, complete the Transactions for its own account, and Purchaser is not acting as an agent, broker or other intermediary or representative for any Person. Purchaser does not have any voting agreement or similar arrangement with any of its members, members of CEGP or any third party granting such party (a) the right to vote or otherwise exercise control over any portion of the Acquired Interests or (b) by which such Person is granting rights to vote any Membership Interest in CEGP or any Common Units in CELP.

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3.11        Available Funds. Purchaser has available, and will have available on the Closing Date, cash in an aggregate amount sufficient to pay the Closing Payment, the Management Payments, and the other payment obligations of Purchaser under this Agreement, and to enable Purchaser to perform all of its obligations hereunder and effect the Closing on the terms contemplated by this Agreement. There is no restriction on the use of such cash for such purposes.

ARTICLE IV
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

4.1          Survival; Liability Absolute. The representations, warranties and covenants of Sellers and Purchaser contained in this Agreement shall survive the Closing for the periods set forth in this Section 4.1. All representations and warranties set forth in this Agreement and all claims with respect thereto shall terminate on the second anniversary of the Closing Date, except with respect to (a) Sections 2.1 2.2, 2.3, 2.4, 2.12, 2.16, 2.19, 2.24, 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, and 3.10 (the “Fundamental Representations”), (b) any intentional misrepresentations, and (c) fraud, which shall survive so long as the statute of limitations applicable to matters set forth in the Fundamental Representations and with respect to intentional misrepresentations or fraud shall provide (giving effect to any extension or waiver thereof) plus sixty (60) days. Any representation or warranty that would otherwise terminate in accordance with this Section 4.1 shall continue to survive if a notice of a claim asserted in good faith with reasonable specificity (to the extent known at such time) shall have been timely given in writing under this Article IV with respect to such claim on or prior to the applicable termination until such claim has been satisfied or otherwise resolved as provided in this Article IV, but only with respect to such claim. The liability of a Party for breaches of its representations and warranties hereunder shall be absolute regardless of any knowledge or investigation of any other Party. No Party may raise as a defense to a claim for a breach of its representation or warranty hereunder that any other Party knew or should have known about such breach.

4.2          Indemnification by CEGP. CEGP hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Purchaser, its Affiliates and their respective officers, directors, employees, agents, shareholders, partners, members and their heirs, successors and permitted assigns, each in their capacity as such (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, diminution in value and costs and expenses, including fines and penalties (including reasonable attorney’s fees and expenses) (each, a “Loss”) incurred by the Purchaser Indemnified Parties, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of CEGP contained herein, but solely to the extent that such breach or inaccuracy relates to CEGP or its assets, Contracts, Equity Securities, employees or business; or (ii) any breach of any covenant or agreement of Sellers contained herein.

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4.3          Indemnification by Purchaser. Purchaser hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, stockholders, partners, members and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”), from, against and in respect of any Losses incurred by the Seller Indemnified Parties, directly or indirectly, as a result of, in connection with or relating to (i) any breach or inaccuracy of any representation or warranty made by Purchaser contained in this Agreement, (ii) any breach of a covenant or agreement of Purchaser contained herein; and (iii) any Purchaser Securities Law Violations.

4.4          Basket; Materiality.

(a)          CEGP shall have no liability for breaches of representations and warranties under Section 4.2(i) until Purchaser Indemnified Parties’ aggregate Losses for all such breaches exceeds $10,000, at which point Purchaser Indemnified Parties may recover all such Losses, including the first $10,000.

(b)          For all purposes of the indemnities in this Article IV, including determining whether there has been any misrepresentation or breach, and for purposes of determining the amount of Losses resulting therefrom, the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any term or phrase of similar import shall be disregarded when and if used in any representation, warranty or covenant covered by this Article IV, it being the understanding of the Parties that, for purposes of determining liability under this Article IV, such representations, warranties and covenants shall be read as if such terms and phrases were not included therein.

4.5          Third-Party Claim Indemnification Procedures.

(a)          In the event that any written claim or demand for which an indemnifying Party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third Party (a “Third-Party Claim”), such Indemnified Party shall, within twenty (20) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided that the failure to give a timely Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

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(b)          In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period (the “Defense Notice”) that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate Proceedings and shall have the sole power to direct and control such defense at its expense commencing upon delivery of the Defense Notice. The Indemnified Party may participate in any such defense at its expense (which expense after the delivery of the Defense Notice may not be claimed by the Indemnified Party as a Loss); provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both parties to the proceedings and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) a finding or admission of a violation of Law by the Indemnified Party or any of its Affiliates or (ii) any monetary Liability of the Indemnified Party that is not concurrently paid or reimbursed by the Indemnifying Party.

(c)          If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim in such circumstance. If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, the Indemnified Party may settle the Third-Party Claim without the prior written consent of the Indemnifying Party.

(d)          The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e)          The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (in accordance with the Confidentiality Agreement and consistent with applicable Law), and to cause all communications among employees, counsel and others representing any Party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

4.6          Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of forty-five (45) days within which to respond to such Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

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4.7          Payments. The amounts payable pursuant to this Article IV (the “Indemnification Amount”) shall be paid by wire transfer of immediately available funds, in either case no later than thirty (30) Business Days following any final determination of the Indemnification Amount and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto. In the event the Indemnifying Party fails to pay timely any Indemnification Amount as provided in the first sentence of this Section 4.7, any amount payable shall accrue interest from and including the date of final determination of the Indemnification Amount to the date such payment has been made at a rate per annum equal to fifteen percent (15%) per annum. Such interest shall be calculated daily on the basis of a 360-day year and the actual number of days elapsed, without compounding. In the event that any Purchaser Indemnified Party is entitled to payment from CEGP under an indemnity claim made under Section 4.2, and such payment is not timely paid in full in accordance with this Section 4.7, then, at Purchaser’s option and in addition to any other remedies available to Purchaser, Purchaser may, by written notice to CEGP, elect to take all or any part of such payment from the Holdback Amount.

4.8          Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Sections 4.2 or 4.3 shall be treated as adjustments to the Final Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE V
OTHER AGREEMENTS BY THE PARTIES

5.1          Resignations and Post-Closing Make-Up of CEGP Board of Directors and Officers of CEGP.

(a)          Sellers shall deliver to Purchaser written resignations, effective as of the Closing Date, of the officers and directors of CEGP set forth on Schedule 5.1(a) effective as of the Closing.

(b)          The members of CEGP shall, by written consent dated as of the Closing Date, reconstitute the Board of Directors with those members designated on Schedule 5.1(b) and appoint G. Thomas Graves III as Chairman of the Board of Directors of CEGP.

(c)          The Board of Directors of CEGP shall hold a meeting immediately after the Closing to appoint John L. Denman, Jr. as Chief Executive Officer and President of CEGP. Ian T. Bothwell shall continue to serve as Executive Vice President and Chief Financial Officer of the Company after the Closing in accordance with the terms of his employment agreement.

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5.2          Governmental Approvals and Consents. Each Party shall, as promptly as possible, make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates, the Parties acknowledging that (a) CELP is required to file a Current Report on Form 8-K within four (4) Business Days after the execution of this Agreement with the Commission and Purchaser agrees to provide such information as legal counsel to Sellers believes is required by Regulation S-K for disclosure in such Current Report and (b) Purchaser is required to file with the Commission a Schedule 13D within ten (10) days after the Closing, and Sellers agree to provide such information as legal counsel to Purchaser reasonably requests in connection therewith.

5.3          Public Announcements. Except for the filing of the Current Report and the Schedule 13D referenced in Section 5.2 with the Commission, unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to timing and contents of any such announcement.

5.4          Confidentiality. The terms and conditions of that certain Confidentiality Agreement dated July 17, 2013 by and between JLD Services, LP, an Affiliate of the Purchaser, and CEGP (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of the Purchaser and Sellers under this Section 5.4 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.5          Closing Conditions. Each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

5.6          Use of Purchase Price.

(a)          Purchaser and Sellers acknowledge and agree that the Purchase Price will be used (i) for general working capital as required by CEGP, CELP and Regional; and (ii) for those items set forth on Schedule 5.7.

(b)          Purchaser and Sellers acknowledge and agree that all of the proceeds received by CEGP from the sale of the CEGP Interest and not otherwise used to pay the items set forth in Schedule 5.7 will be funded to CELP to fund the ongoing business needs of CELP and its Subsidiaries. Any contribution of funds from CEGP to CELP will be structured as a loan pursuant to the terms of the existing Intercompany Note between CEGP and CELP.

5.7          Release of Claims. Purchaser has agreed to cause CEGP to pay certain amounts to each of Messrs. Imad K. Anbouba, Carter R. Montgomery and Ian T. Bothwell, as set forth on Schedule 5.7 opposite each such person’s name (the “Management Payments”), as promptly as practicable following the Closing in immediately available funds by wire transfer to accounts designated by each such person (net of any withholding obligations under applicable law). As consideration for such payments, each of such Persons have agreed to execute a Release of Claims, in substantially the form attached as Exhibit E, and deliver such Release of Claims to Purchaser at Closing.

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5.8          Transfer Restrictions. Purchaser agrees to the transfer restrictions set forth in the CEGP Company Agreement with respect to the CEGP Interest and the imprinting, so long as required by any applicable Securities Laws, of a legend on any of the Acquired Interests in accordance with, and pursuant to, the Sellers’ Charter Documents or applicable Securities Laws.

ARTICLE VI
CLOSING CONDITIONS

6.1          Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion hereof.

(b)          Sellers shall have received all Seller Required Consents referred to in Section 2.3, and Purchaser shall have received all Purchaser Required Consents referred to in Section 3.2, in each case, in form and substance reasonably satisfactory to Purchaser and Sellers, and no such consent, authorization, order and approval shall have been revoked.

6.2          Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions shall be subject to the fulfillment or Purchaser’s waiver, at or prior to Closing, of each of the following conditions:

(a)          The representations and warranties of Sellers contained in Article II shall be true and correct in all respects as of the Closing Date except where the failure of such representation and warranties to be true and correct would not have a Material Adverse Effect;

(b)          Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Related Documents to be performed or complied with by it prior to or on the Closing Date;

(c)          Sellers shall have delivered to Purchaser, or caused to be delivered to Purchaser, each of the following documents, duly executed by each Seller or both Sellers, as the case may be, and any other Person required to execute any of such documents:

(i)          Certificates evidencing the CEGP Interest in the name of Purchaser, free and clear of Encumbrances except for restrictions on transfer provided herein, in CEGP’s Charter Documents or under the Securities Act and applicable state securities laws;

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(ii)         Certificates evidencing the CELP Units in the name of Purchaser, free and clear of Encumbrances except for restrictions on transfer provided herein, in CELP’s Charter Documents or under applicable Securities Laws;

(iii)        The Amended CEGP LLC Agreement executed by all members of CEGP;

(iv)        The Amended CELP LP Agreement executed by CEGP.

(v)         The Amended Registration Rights Agreement executed by all parties thereto (other than Purchaser);

(vi)        The Warrants issued in the names of the Warrant Purchasers executed by CELP;

(vii)       The Release of Claims of each individual listed on Schedule 5.7;

(viii)      All Seller Required Consents as listed on Schedule 2.3;

(ix)         Letters of resignation of each officer and director of CEGP listed on Schedule 5.1(a);

(x)          Copies of minutes of the meeting of members of CEGP, certified by the Secretary of CEGP, evidencing the approval of (i) the issuance of the CEGP Interest, (ii) the unanimous approval of the Amended CEGP LLC Agreement, and (iii) recommending that the limited partners of CELP approve the Amended CELP LP Agreement;

(xi)         The written consent of the members of CEGP taking the actions specified in Section 5.1(b); and

(xii)        Copies of the written consent of the limited partners of CELP, certified by the Secretary of CEGP (acting in its capacity as general partner of CELP), approving the Amended CELP LP Agreement, accompanied by the written opinion of Sellers’ counsel, Shackelford, Melton & McKinley, LLP, in the form attached hereto as Exhibit F.

(d)          Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of CEGP certifying on CEGP’s behalf and in CEGP’s capacity as General Partner of CELP, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(e)          Purchaser shall have received a certificate of the Secretary of CEGP certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors of CEGP authorizing the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions and that all resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions; (ii) attaching good standing and existence certificates of each Seller Entity in each State of formation and each jurisdiction in which it conducts business; and

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(f)          Purchaser shall have received a certificate of the Secretary of CEGP certifying the names and signatures of the officers of CEGP authorized to sign this Agreement, the Related Documents and the other documents to be delivered hereunder and thereunder.

6.3          Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Transactions shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Purchaser contained in Article III shall be true and correct in all respects as of the Closing Date except where the failure of such representation and warranties to be true and correct would not have a Material Adverse Effect;

(b)          Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Related Documents to be performed or complied with by it prior to or on the Closing Date;

(c)          Purchaser shall have delivered to CEGP and CELP the allocated portion of the Closing Payment, as set forth on Schedule 1.2 in immediately available funds pursuant to wire transfer instructions provided by CEGP and CELP at least three (3) Business Days prior to the Closing Date;

(d)          The Warrant Purchasers shall have delivered the purchase price for the Warrants set forth therein to CELP;

(e)          Purchaser shall have delivered on behalf of CEGP to each Person set forth on Schedule 5.7 the Management Payment to which he is entitled according to Schedule 5.7, in immediately available funds pursuant to wire transfer instructions provided by such Person at least three (3) Business Days prior to the Closing Date;

(f)          Purchaser shall have delivered to Sellers, or caused to be delivered to Sellers, each of the following documents, duly executed by the applicable Persons:

(i)          All Purchaser Required Consents as listed on Schedule 3.2;

(ii)         The Amended Registration Rights Agreement executed by Purchaser;

(iii)        The Warrants executed by the Warrant Purchasers;

(g)          Sellers shall have received certificates, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

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(h)          Sellers shall have received a certificate of the Secretary of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the managers of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions and that all resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions; and

(i)          Sellers shall have received a certificate of the Secretary of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Related Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VII
GENERAL PROVISIONS

7.1           Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party hereto (including by operation of law in connection with a merger or consolidation) without the prior written consent of (i) Purchaser, in the case of any attempted assignment by any Seller, or (ii) Sellers, in the case of any attempted assignment by Purchaser. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Any attempted assignment in violation of this Section 7.1 shall be void.

7.2           No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties, the Seller Indemnified Parties, the Purchaser Indemnified Parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than such Persons, any legal or equitable rights hereunder.

7.3           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) or sent via email (with acknowledgement of receipt) to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(i)	if to Purchaser, to:

4809 Cole Avenue

Suite 108

Dallas, Texas 75205

Attention: John L. Denman, Jr.

Facsimile: 214-528-3647

E-mail: jdenman@legacyoperating.com

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with a copy (which shall not constitute notice) to:

Gardere Wynne Sewell LLP

1000 Louisiana, Suite 3400

Houston, Texas 77002

Attention: Greg Meeks

Facsimile: 713-276-6857

E-mail:  gmeeks@gardere.com

and a copy to:

Gardere Wynne Sewell LLP

1000 Louisiana, Suite 3400

Houston, Texas 77002

Attention: Alexander C. Chae

Facsimile: 713-276-5539

E-mail:  achae@gardere.com

(ii)	if to either Seller, to:

Central Energy GP LLC

8150 North Central Expressway, Suite 1525

Dallas, TX 75206

Attention: Chief Executive Officer

Facsimile: (214) 360-7486

E-mail: ianbouba@centralenergylp.com

with a copy (which shall not constitute notice) to:

Shackelford, Melton &McKinley, LLP

3333 Lee Parkway, 10th Floor

Dallas, TX 75219

Attention: Phil Whitcomb

Phone: (214) 780-1311

Facsimile: (214) 780-1401

E-mail:  pwhitcomb@shacklaw.net

7.4           Headings. The headings contained in this Agreement, in any Exhibit or Schedule hereto, in the Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.5           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other Party. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or email delivered in portable document file (.pdf) format (with originals sent via overnight courier), which shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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7.6           Entire Agreement. This Agreement, together with all Exhibits, Schedules and the Disclosure Schedule, contains the entire agreement and understanding between the Parties with respect to the Transactions and supersedes all prior agreements, including the Letter of Intent dated August 16, 2013 by and between JLD Services, LP and CEGP (effective as of August 19, 2013), and understandings relating to the Transactions. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants or agreements relating to such subject matter except as specifically set forth herein.

7.7           Amendments and Waivers. This Agreement may not be amended, modified or supplemented except by a writing signed by all Parties. Sellers, on the one hand, or Purchaser, on the other hand, may waive compliance in writing with regard to any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

7.8           Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, unless the severance of any such provision from the remainder of this Agreement would change the economic substance of the Agreement as a whole in a manner that is materially adverse to any Party (and such change is not waived in writing by such affected Person). Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Law, the Parties waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

7.9           Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Texas applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each of the Parties to this Agreement consents to personal jurisdiction for any equitable action sought in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas.

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7.10         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

7.11         Agreement to Arbitrate.

(a)          Arbitration. The procedures for discussion, negotiation and arbitration set forth in this Section 7.11 shall be the final, binding and exclusive means to resolve, and shall apply to all disputes, controversies or claims (whether in contract, tort or otherwise) that may rise out of or relate to, or arise under or in connection with: (a) this Agreement, or (b) the transactions contemplated hereby or thereby, including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof. Each Party agrees on behalf of itself that the procedures set forth in this Section 7.11 shall be the final, binding and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Proceeding in or before any Governmental Entity, except as expressly provided in Section 7.11(g)(ii) and except to the extent provided under the Federal Arbitration Act in the case of judicial review of arbitration results or awards. Each Party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any dispute, controversy or claim covered by this Section 7.11.

(b)          Escalation.

(i)          It is the intent of the Parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered by this Section 7.11 that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate business function or division within such entity) who have not previously been directly engaged in asserting or responding to the dispute. A copy of any such Escalation Notice shall be delivered addressed to each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by agreement of the Parties from time to time; provided, however, that the Parties shall use their reasonable best efforts to meet within 20 days of the Escalation Notice.

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(ii)         Following delivery of an Escalation Notice, the Parties shall undertake good faith, diligent efforts to negotiate a commercially reasonable resolution of the dispute, controversy or claim. The Parties may, by mutual consent, retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation is not a prerequisite to an Arbitration Demand Notice under Section 7.11(c).

(c)          Demand for Arbitration.

(i)          At any time following 60 days after the date of an Escalation Notice (the “Arbitration Demand Date”), any Party involved in the dispute, controversy or claim (regardless of whether such Party delivered the Escalation Notice) may deliver a notice demanding arbitration of such dispute, controversy or claim (an “Arbitration Demand Notice”). Delivery of an Escalation Notice by a Party shall be a prerequisite to delivery of an Arbitration Demand Notice by either Party, provided, however, that in the event that any Party shall deliver an Arbitration Demand Notice to another Party, such other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No Party may assert that the failure to resolve any matter during any prior discussions or negotiations, the course of conduct during such prior discussions or negotiations, or the failure to agree on a mutually acceptable time, agenda, location or procedures for a meeting is a prerequisite to an Arbitration Demand Notice under this Section 7.11(c). In the event that any Party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrators in their sole discretion determine that it is impracticable or otherwise inadvisable to do so.

(ii)         Any Arbitration Demand Notice may be given until the date that is two years after the later the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the claim (as applicable and as it may in a particular case be specifically extended by the Parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediations between the Parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the Parties. Each of the Parties agrees that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the Parties, such dispute, controversy or claim will be barred. Subject to Section 7.11(g)(ii) and Section 7.9, upon delivery of an Arbitration Demand Notice pursuant to Section 7.11(c)(i) prior to the Applicable Deadline, the dispute, controversy or claim, and all substantive and procedural issues related thereto, shall be decided by the sole arbitrator in accordance with this Section 7.11.

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(d)          Arbitrator.

(i)          The Party delivering the Arbitration Demand Notice shall notify the American Arbitration Association (“AAA”) and the other Parties in writing describing in reasonable detail the nature of the dispute. Within 20 days of the date of the Arbitration Demand Notice, the Parties to the dispute shall select one sole arbitrator from the members of a panel of arbitrators of the AAA. The members of a panel of arbitrators of the AAA, and such sole arbitrator, shall be disinterested with respect to each of the Parties and shall be experienced in complex commercial arbitration with a substantial understanding of the oil and gas industry and master limited partnerships. In the event that the Parties are unable to agree on the selection of the sole arbitrator, the AAA shall select the sole arbitrator, within 45 days of the date of the Arbitration Demand Notice.

(ii)         The arbitrator will set a time for the hearing of the matter which will commence no later than 180 days after the date of appointment of the sole arbitrator and which hearing will be no longer than 30 days (unless in the judgment of the arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The final decision of such arbitrator will be rendered in writing to the Parties not later than 60 days after the last day of the hearing, unless otherwise agreed by the Parties in writing.

(iii)        The place of any arbitration hereunder will be Dallas, Texas and the language of any arbitration hereunder will be English. Unless otherwise agreed by the Parties, the arbitration hearing shall be conducted on consecutive days.

(e)          Hearings. Within the time period specified in Section 7.11(d)(ii), the matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both of the Parties. If the arbitrator deems it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator may, in its discretion, set time and other limits on the presentation of each Party's case, its memoranda or other submissions, and may refuse to receive any proffered evidence, which the arbitrator, in its discretion, find to be cumulative, unnecessary, irrelevant or of low probative nature. Any arbitration hereunder shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”) in effect on the date the notice of Arbitration Demand Notice is served. The decision of the arbitrator will be final and binding on the Parties, and judgment thereon may be bad and will be enforceable in any court having jurisdiction over the Parties. Arbitration awards will bear interest at an annual rate of the then-prevailing prime rate plus 2% per annum, subject to any maximum amount permitted by applicable law. To the extent that the provisions of this Agreement and the Rules conflict, the provisions of this Agreement shall govern.

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(f)          Discovery and Certain Other Matters.

(i)          Any Party involved in a dispute, controversy or claim subject to this Section 7.11 may request document production from the other Party or Parties of specific and expressly relevant documents, with the reasonable expenses of the producing Party incurred in such production paid by the requesting Party in accordance with the Rules. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the Parties involved in the applicable dispute or, failing such agreement, will be referred to the arbitrator for resolution. All discovery requests will be subject to the Parties' rights to claim any applicable privilege. The arbitrator will adopt procedures to protect the proprietary rights of the Parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

(ii)         The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the Parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award punitive or treble damages. It is the intention of the Parties that in rendering a decision the arbitrator gives effect to the applicable provisions of this Agreement and follows applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator’s award).

(iii)        If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing Party.

(iv)        Arbitration costs will be borne equally by each Party involved in the matter, and each Party will be responsible for its own attorneys' fees and other costs and expenses, including the costs of witnesses selected by such Party.

(g)          Certain Additional Matters.

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(i)          Any arbitration award shall be a bare award limited to a holding for or against a Party and shall be without findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

(ii)         Prior to the time at which the arbitrator has been appointed pursuant to Section 7.11(d), any Party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the arbitrator may dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrator.

(iii)        Except as required by law, the Parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence and except as may be required in order to enforce any award. Each of the Parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

(h)          Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement, during the course of the dispute resolution procedures pursuant to this Section 7.11 with respect to all matters not subject to such dispute, controversy or claim.

(i)          Law Governing Arbitration Procedures. The interpretation of the provisions of this Section 7.11, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Rules. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 7.9.

ARTICLE VIII
DEFINED TERMS; RULES OF CONSTRUCTION

8.1           Defined Terms. Capitalized terms used herein but not defined have the respective meanings given to such terms below.

“AAA” has the meaning set forth in Section 7.11(d)(i).

“Acquired Interests” has the meaning set forth in Section 1.1.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided that, “control” shall be deemed to exist by virtue of the direct or indirect ownership of fifty percent (50%) or more of the equity interests of such specified Person.

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“Agreement” means this Purchase and Sale Agreement together with the Exhibits, Schedules and the Disclosure Schedule hereto.

“Amended CEGP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of CEGP LLC, in substantially the form attached hereto as Exhibit A.

“Amended CELP LP Agreement” means the Third Amended and Restated Limited Partnership Agreement of CELP, in substantially the form attached hereto as Exhibit B.

“Amended Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement by and among CELP and the members of CEGP in substantially the form attached hereto as Exhibit C.

“Applicable Deadline” has the meaning set forth in Section 7.11(c)(ii).

“Arbitration Demand Date” has the meaning set forth in Section 7.11(c)(i).

“Arbitration Demand Notice” has the meaning set forth in Section 7.11(c)(i).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Dallas, Texas are not required to be open.

“CEGP” has the meaning set forth in the introductory paragraph of this Agreement.

“CEGP Interests” has the meaning set forth in the Recitals.

“CEGP LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of CEGP dated April 12, 2011.

“CELP” has the meaning set forth in the introductory paragraph of this Agreement.

“CELP Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited partnership of CELP dated as of April 12, 2011, as amended.

“CELP SEC Reports” has the meaning set forth in Section 2.6(a).

“CELP Units” has the meaning set forth in the Recitals.

“Charter Documents” means, with respect to a Person, the organizational documents that govern such Person pursuant to its jurisdiction of formation or organization, including as applicable, certificates or articles of incorporation, certificates or articles of formation, bylaws, limited liability company operating agreements, regulations, partnership or limited partnership agreements, and similar instruments.

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“Claim Notice” has the meaning set forth in Section 4.5(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Agreement” has the meaning set forth in Section 2.16(k).

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Payment” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Commercially Reasonable Efforts” means efforts which would be reasonably within the contemplation of a Person in the position of a Party at the date hereof and which do not require the performing Party which is acting in good faith to take any extraordinary action or expend any funds or assume any liabilities other than expenditures and liabilities which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means an interest representing a fractional part of the partnership interests of all limited partners and assignees of CELP and having the rights and obligations specified with respect to Common Units in the CELP Partnership Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 5.4.

“Contract” means any contract, agreement, license, lease, franchise, purchase order, bid, commitment, option, guaranty, letter of credit, warranty, loan, evidence of indebtedness, mortgage, bond, indenture, security agreement or any other legally binding contract, agreement, commitment, undertaking or arrangement of any kind.

“Defense Notice” has the meaning set forth in Section 4.5(b).

“Direct Claim” has the meaning set forth in Section 4.6.

“Disclosure Schedule” has he meaning set forth in Article II.

“Easements” means the easements, licenses, rights-of-way, servitudes, permits, surface use agreements and other surface rights and other interests in land used or useful in, or otherwise affecting, the ownership or operation of the Seller Entities’ assets.

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“Encumbrance” means any lien, encumbrance, claim, charge, security interest, option, warrant, pledge, mortgage, hypothecation, device or arrangement, possessory interest, covenant, condition, restriction, reservation, or other encumbrance of any nature whatsoever other than the transfer restrictions set forth in the CEGP LLC Agreement, whether imposed by agreement, understanding, Law, equity or otherwise.

“Environmental Condition” means the presence or Release to the environment of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater, regardless of when such presence or Release occurred or is discovered.

“Environmental Law” means any Law or Order relating to the environment, wildlife, natural resources, health and safety, Hazardous Substances, industrial hygiene, pollution or the environmental conditions on, under, or about any real property owned, leased or operated at any time by each of the Seller Entities, including soil, groundwater and indoor and ambient air conditions, surface water, groundwater, land, surface and subsurface strata including without limitation, laws relating to Releases or threatened Releases of Hazardous Substances thereon or therefrom and Laws relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances, or the reporting or remediation of environmental defects (including those relating to the presence, use, production, generation, handling, transportation, treatment, storage disposal, distribution, emission, labeling, testing, processing, discharge, release, remediation, threatened release, control, or cleanup of any Hazardous Substances), including but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899; the Hazardous and Solid Waste Amendments Act of 1984; and the Occupational Safety and Health Act , 29 U.S.C. § 651 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. § 1201 et seq.; and any other Law whose purpose is to conserve or protect human health, wildlife or natural resources as any of the foregoing may be amended from time to time.

“Environmental Permits” has the meaning set forth in Section 2.23(a).

“Equity Securities” means shares of stock of a corporation, membership interest of a limited liability company, partnership interest in a partnership (general or limited) or any other interest in the equity ownership of another Person, or securities exchangeable or convertible into any of the foregoing, or any option or warrant to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rulings issued by the Pension Benefit Guaranty Corporation, the Department of Labor or the IRS thereunder.

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“ERISA Affiliate” means any Person that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Code Section 414(b)), (b) a group of trades or businesses under common control (as defined in Code Section 414(c)), or (c) an affiliated service group (as defined under Code Section 414(m) or any regulations under Code Section 414(o)), any of which includes or, within the applicable statutes of limitations, the Seller Entities.

“Escalation Notice” has the meaning set forth in Section 7.11(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Fair Market Value” means the fair market value of CEGP membership interest as determined by a qualified third-party appraiser selected by the CEGP Board of Directors.

“FCPA” means U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fundamental Representations” has the meaning set forth in Section 4.1.

“GAAP” means such principles, consistently applied, as are set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question. The requisite that such principles be consistently applied means that the accounting principles in a current period are applied consistently with the Seller Entities’ practices in preceding periods.

“Governmental Approvals” means all consents, waivers and approvals of, and any notices to or filings with, Governmental Entities that reasonably may be deemed necessary so that, as the case may be, (a) the consummation of the Transactions will be in compliance with applicable Laws or (b) the conduct of Seller Entities’ business as presently conducted and as contemplated to be conducted will be in compliance with applicable Laws.

“Governmental Entity” means any United States or foreign national, state or local government or any court of competent jurisdiction, administrative agency, board, commission, bureau, tribunal or other Governmental Entity or instrumentality or political subdivision thereof, or any quasi-governmental or private body exercising or entitled to exercise any regulatory, administrative, executive, judicial, legislative, police or taxing authority thereunder.

“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct, or any other material or article, that is listed or regulated under applicable Environmental Law as a “hazardous” or “toxic” substance or waste, or as a “contaminant,” or is otherwise listed or regulated under applicable Environmental Law because it poses a hazard to human health or the environment; including petroleum products, silica, asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings.

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“Hopewell Loan” means that certain loan made by Hopewell Investment Partners LLC to Regional pursuant to the terms of a Term Loan and Security Agreement and related documents dated March 20, 2013.

“Indebtedness” means, with respect to the Seller Entities as of the Closing Date, without duplication, the aggregate amount of any and all indebtedness, obligations or Liabilities arising under or attributable to (a) borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including principal, premium (if any) and accrued interest, including any such indebtedness evidenced by any bond, debenture, note, debt security, unfunded letter of credit, surety bond or other similar instrument, whether or not drawn; (b) self-insurance arrangements; (c) the deferred and unpaid purchase price of property or services, whether contingent or otherwise; (d) bank overdrafts (excluding undrawn lines) and outstanding checks of the Seller Entities (without duplication) (it being understood that only the amount of such bank overdraft shall be treated as “Indebtedness”); (e) any sale and leaseback transaction, any synthetic lease or Tax ownership operating lease transaction or under any lease recorded for accounting purposes as a capitalized lease or a financing lease, whether such Liability is contingent or otherwise; (f) any conditional sale or title retention agreement; (g) any commitment to assure a creditor against loss (including contingent reimbursement Liability with respect to letters of credit); (h) any direct or indirect guaranty of any other Person’s indebtedness that is in the nature of Indebtedness, or any agreement, contingent or otherwise, to supply funds to, or in any manner invest in, a Person, or to purchase any such indebtedness; (i) any indebtedness or other obligation secured by (or for which the holder of such indebtedness or other obligation has an existing right, contingent or otherwise, to be secured by) an Encumbrance on any Equity Securities or a Seller Entities’ assets; (j) any declared but unpaid dividends or distributions; (k) any amounts owed to any Person under any non-competition, severance or similar arrangements; (l) any retention bonus, transaction bonus, change-of-control payment, deferred compensation plan, phantom stock plan, severance or similar arrangement which is triggered as a result of the consummation of the Transactions; (m) off-balance sheet financing; (n) accrued and unpaid vacation or other employee benefits; and (o) any accrued and unpaid interest on, and premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations.

“Indemnification Amount” has the meaning set forth in Section 4.7.

“Indemnifying Party” has the meaning set forth in Section 4.5(a).

“Intellectual Property Rights” has the meaning set forth in Section 2.13.

“Knowledge” means: (a) in the case of Sellers, the actual knowledge of each director and officer of CEGP and each officer and executive employee of Regional with respect to those matters, facts or circumstances of which such persons should have become aware after reasonable inquiry; and (b) in the case of Purchaser, the actual knowledge of each person listed on Schedule 8.1(b) with respect to those matters, facts or circumstances of which such person should have become aware after reasonable inquiry.

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“Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).

“Leased Real Property” means the parcels of real property in which each of the Seller Entities has or purports to have a leasehold interest, together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto, all easements and rights-of-way used or useful in connection therewith, and all rights and privileges under the Real Property Leases relating thereto.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any nature or type, known or unknown, and whether accrued, unaccrued, absolute, contingent, matured, unmatured, liquidated or unliquidated, and including Indebtedness.

“Loss” has the meaning set forth in Section 4.2.

“Management Payments” has the meaning set forth in Section 5.7.

“Material Adverse Effect” means any fact, circumstance, event, occurrence, condition, effect or change (individually or in the aggregate) that has been, or could reasonably be expected to be, material and adverse with respect to the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Seller Entities, taken as a whole, or a Party’s authority, right or ability to consummate the Transactions or perform its obligations under this Agreement; provided, however, that in no event shall any of the following constitute a “Material Adverse Effect (or Cause)”: (a) any fact, circumstance, development, effect, event, condition or occurrence resulting from or relating to changes in economic or financial conditions generally; (b) any fact, circumstance development, event, condition or occurrence that affects generally the industry in which the Seller Entities operate; (c) any national or international political or social conditions, including the engagement by the United States of hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) any change in applicable accounting rules or standards or applicable Laws; (e) the announcement of the Transactions contemplated by this Agreement and the other agreements contemplated hereby; or (f) compliance by the Sellers with the terms of, or the taking of any action required or contemplated by this Agreement; provided further, however, that any fact, circumstance, development, effect, event, condition or occurrence referred to in clauses (a) through (c) shall be taken into account in determining whether a Material Adverse Effect (or Change) has occurred or could reasonably be expected to occur to the extent that such fact, circumstance, development, effect, event, condition or occurrence has a disproportionate effect on the Seller Entities, taken as a whole, as compared to other participants in the industry in which the Seller Entities conduct their business.

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“Material Contract” has the meaning set forth in Section 2.14(a).

“Membership Interests” has the meaning set forth in the CEGP LLC Agreement.

“Notice Period” has the meaning set forth in Section 4.5(a).

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Entity having the necessary jurisdiction.

“Ordinary Course of Business” means occurring in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount and, as to operations, consistent with prudent health, safety and environmental practices, but not including any tort Liability or any Liability arising out of a violation of any Law or breach of a contractual obligation).

“Owned Real Property” means the parcels of real property in which Regional has or purports to have an ownership interest, together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto and all Easements and rights-of-way used or useful in connection therewith.

“Party” or “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Permits” means all permits, licenses, franchises, registrations, certifications, authorizations, approvals, variances and similar rights obtained, ore required to be obtained from Governmental Entity.

“Permitted Encumbrances” means: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate reserves have been established on the financial statements; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of any of the Seller Entities; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Owned Real Property which are not, individually or in the aggregate, material to the business of Regional; (d) other than with respect to Owned Real Property, other Encumbrances, if any, that individually or in the aggregate, have not had and would not have a Material Adverse Effect on the business or assets of any of the Seller Entities; and (e) Encumbrances granted by CELP and Regional in connection with the terms and conditions of that certain Term Loan and Security Agreement dated March 20, 2013 by and between Regional and Hopewell Investment Partners LLC.

“Person” means and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or a Governmental Entity.

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“Pre-Closing Deposit” has the meaning set forth in Section 2.1.

“Proceeding” means any action, suit, claim, audit, investigation, inquiry, arbitration, mediation, litigation or proceeding before any Governmental Entity, arbitrator or mediator.

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 4.2.

“Purchaser Membership Interests” has the meaning set forth in Section 3.4.

“Purchaser Required Consents” has the meaning set forth in Section 3.2.

“Purchaser Securities Laws Violation” mean (a) any untrue statement or alleged untrue statement of a material fact made by Purchaser or any representative of Purchaser in connection with the offer and sale of Purchaser Membership Interests, whether in a written document or orally, (b) the omission or alleged omission to state a material fact required to be stated in connection with the offer and sale of Purchaser Membership Interests, or necessary to make such statements not misleading, or (c) any violation or alleged violation by Purchaser of any applicable Securities Laws or any rule or regulation promulgated under any applicable Securities Laws in connection with the offer and sale of Purchaser Membership Interests and the issuance of the Warrants to the Warrant Purchasers; but excluding losses to the extent arising out of or based upon a violation that occurs in reliance upon and in conformity with Qualifying SEC Disclosures.

“Qualified Plan” has the meaning set forth in Section 2.19(f).

“Qualifying SEC Disclosures” means the information disclosed in the CELP SEC Reports that are listed on Schedule 8.1(a), other than information in the “Risk Factors” or “Forward-Looking Statements” sections of such reports and other forward-looking statements in such reports.

“Real Property Leases” means all leases, lease guaranties, subleases, licenses, easements, and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Records” means originals or, if not available, copies of the Seller Entities’ books, records, data, maps, diagrams, drawings, correspondence and files, including all Contracts and any and all minute books, title, Tax, financial, accounting, employment, technical, engineering, operations, research, environmental and safety records and information.

“Regional” has the meaning set forth in the Recitals.

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“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of August 1, 2011 by and among CELP and the members of CEGP.

“Related Documents” means the Amended Registration Rights Agreement, the Warrant, the Amended LLC Agreement, the Amended LP Agreement, the Confidentiality Agreement, the Release of Claims and any other documents contemplated by this Agreement as may be necessary to consummate the Transactions.

“Release” means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, wetlands, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.

“Release of Claims” means that certain release in substantially the form attached hereto as Exhibit E.

“Rio Vista GP” has the meaning set forth in the Recitals.

“Rio Vista LP” has the meaning set forth in the Recitals.

“Rules” has the meaning set forth in Section 7.11(e).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” means the securities laws of the United States or any state thereof.

“Seller” or “Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity or other equity-based plan and all other employee bonus, profit-sharing, incentive, deferred compensation, welfare, pension, retirement, severance, group insurance, and other employee compensation or benefit plans, arrangements, agreements and practices that relate to employee compensation or benefits sponsored, maintained or contributed to by the Seller Entities under which the Seller Entities or any ERISA Affiliate has any current or future obligation or liability, or under which its employees or former employees are eligible or have been eligible to participate or derive a benefit.

“Seller Entities” means collectively CEGP, CELP, Regional, Rio Vista GP and Rio Vista LP.

“Seller Indemnified Parties” has the meaning set forth in Section 4.3.

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“Seller Required Consents” has the meaning set forth in Section 2.3.

“Solvent” means, when used with respect to any Person, that at the time of determination: (a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent Liabilities); (b) the present fair saleable value of its assets is greater than its probable Liability on its existing debts as such debts become absolute and matured; (c) it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted. For purposes of determining whether a Person is Solvent, the amount of any contingent Liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

“Subscribing Person” has the meaning set forth in Section 3.4.

“Subsidiaries” mean collectively Regional, Rio Vista GP and Rio Vista LP and a “Subsidiary” means any one of such Persons.

“Tax” or “Taxes” means, with respect to any Person, taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including (a) any and all federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, transaction, hotel occupancy, sales, use, ad valorem, property, asset, value added, transfer, transaction, capital, net worth, franchise, profits, gains, margin, registration, license, lease, service, royalty, severance, withholding on amounts paid to or by the relevant Person, payroll, employment, social security, workers compensation, unemployment compensation, utility, excise, severance, production, stamp, occupation, premium, property, unclaimed property remittance/escheat, environmental or windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by or payable to any Governmental Entity, and in each instance such term shall include any interest, penalties, additions to tax or additional amounts with respect thereto attributable to any such Tax, including penalties for the failure to file any Tax Return; (b) any Liability of the relevant Person for the payment of any amounts of any of the foregoing types as a result of transferee liability, or being a member of an affiliated, consolidated, combined or unitary group, or being a Party to any agreement or arrangement whereby liability of the relevant Person for payment of such amounts was determined or taken into account with reference to the liability of any other entity; and (c) any Liability of the relevant Person for the payment of any amounts as a result of being a Party to any Tax sharing, tax indemnity or tax allocation agreements or any other express or implied agreement (whether or not written) binding on the relevant Person or with respect to the payment of any amounts of any of the foregoing types.

“Tax Returns” means, collectively, returns, declarations of estimated Tax, Tax reports, information returns and statements relating to any Taxes with respect to the Seller Entities or its income, Assets or operations.

“Tax Ruling” has the meaning set forth in Section 2.16(k).

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“Third Party Claim” has the meaning set forth in Section 4.5(a).

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Tax” means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

“Treasury Regulations” means the tax regulations promulgated as final regulations under the applicable Code section.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware.

“Warrant” means the Warrants issued by CELP entitling the Warrant Purchasers to purchase from CELP an aggregate 3,000,000 CELP Units in substantially the form attached hereto as Exhibit D.

“Warrant Purchasers” means JLD Services, Ltd. and G. Thomas Graves III.

“Warrant Units” has the meaning set forth in the Recitals.

8.2           Rules of Construction. In this Agreement, unless the context otherwise requires:

(a)          the singular number includes the plural number and vice versa;

(b)          reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)          reference to any gender includes each other gender;

(d)          reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(e)          reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(f)          any accounting term used and not otherwise defined in this Agreement or any Related Document has the meaning assigned to such term in accordance with GAAP;

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(g)          the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof, unless expressly so limited;

(h)          the word “including” and its derivatives means “including, but not limited to,” and corresponding derivative expressions;

(i)          relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

(j)          no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(k)          no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement;

(l)          examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(m)          a defined term has its defined meaning throughout this Agreement, and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(n)          all references to prices, values or monetary amounts refer to United States dollars, unless expressly provided otherwise;

(o)          each Exhibit, Schedule and the Disclosure Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, Schedule or Disclosure Schedule, the provisions of the main body of this Agreement shall prevail; and

(p)          the word “or” may not be mutually exclusive, and can be construed to mean “and” where the context requires there to be a multiple rather than an alternative obligation.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

SELLERS

CENTRAL ENERGY GP LLC

By:	/s/ Imad K. Anbouba
Imad K. Anbouba, Chief Executive Officer

CENTRAL ENERGY PARTNERS LP

	By:	CENTRAL ENERGY GP LLC, its General Partner

		By:	/s/ Imad K. Anbouba
Imad K. Anbouba,
Chief Executive Officer

PURCHASER

CEGP ACQUISITION, LLC

By:	/s/ John L. Denman, Jr.
John L. Denman, Jr, President

Solely to acknowledge their obligation

pursuant to Section 5.7 of this Agreement:

/s/ Imad K. Anbouba
Imad K. Anbouba

/s/ Carter R. Montgomery
Carter R. Montgomery

Signature Page To Purchase And Sale Agreement

Schedule 1.2
Purchase Price Allocation

Rules for Allocation:

1.	Total Price - The aggregate cash to be paid to CEGP and CELP at Closing shall be the aggregate amount of the Closing Payment and the Pre-Closing Deposit.

2.	Purchase Price for the CELP Units - The amount determined in accordance with paragraph 1 shall be allocated first to the CELP Units based on the daily volume weighted average bid prices for the Common Units as then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices) for the 30-day period immediately preceding the Closing Date. The price shall be determined by multiplying 3,000,000 by the “volume weighted average price” as determined in the previous sentence.

3.	Purchase Price for the CEGP Interest - The balance of the amount determined in accordance with paragraph 1, after deducting the price to be allocated to the CELP Units pursuant to paragraph 2, shall be allocated to the CEGP Interest.

4.	Allocation of The Credit Deposit - The “Credit for Deposit” allocated to the CEGP Interest and the CELP Units shall be determined by calculating the ratio of the allocation of the amount determined in paragraph 1 to the “Purchase Price for the CELP Units” and the “Purchase Price for the CEGP Interest”.

Purchase Price for CEGP Interest	Credit for Pre-Closing Deposit allocated to CEGP Interest	Purchase Price for CELP Units	Credit for Pre-Closing Deposit allocated to CELP Units	Cash Payable at Closing to CEGP	Cash Payable at Closing to CELP
$2,469,566	$360,000	$280,434	$40,000	$2,109,566	$240,434

Schedule 1.2 – Solo Page

Schedule 2.3
Seller Required Consents

None.

Schedule 2.3 – Solo Page

Schedule 3.2
Purchaser Required Consents

None.

Schedule 3.2 – Solo Page

Schedule 5.1(a)
List of Resigning Officers and Directors of CEGP

Imad K. Anbouba as President and Chief Executive Officer

Carter R. Montgomery as Executive Vice President of Corporate Development

Schedule 5.1 (a) – Solo Page

Schedule 5.1(b)
Post-Closing Directors of CEGP

Purchaser Appointees

1.	G. Thomas Graves III
2.	John L. Denman, Jr.
3.	David Laney
4.	Alexander C. Chae (Interim)
5.	Alan Bell

Seller Appointees

6.	Imad K. Anbouba
7.	Carter R. Montgomery
8.	Daniel L. Spears
9.	Michael T. Wilhite, Jr.

Schedule 5.1 (b) – Solo Page

Schedule 5.7
Management Payments to Officers and Directors of CEGP

Name	Description	Amount

Imad K. Anbouba	Twenty Percent (20%) of the total of (1) all past due salary (at $80,000/year), (2) actual documented business expenses and (3) office reimbursement to AirNow Compression Systems, LTD.	$30,323.29

	Severance pursuant to Change of Control Provision of Employment Agreement	$240,000.00

	Total	$270,323.29

Carter R. Montgomery	Twenty Percent (20%) of the total of (1) all past due salary (at $80,000/year) and (2) actual documented business expenses	$23,075.26

	Severance pursuant to Change of Control Provision of Employment Agreement	$240,000

	Total	$263,075.26

Ian T. Bothwell	Past due salary (calculated at $275,000/yr.)	$216,123.00

	Actual documented business expenses	$48,591.16

	Office reimbursement (to Rover Technologies LLC)	$69,401.90

	Total	$334,116.06

Total of All Payments		$867,514.61

Schedule 5.7 – Solo Page

Schedule 8.1(a)
Qualifying SEC Disclosures

Form 10-Q filed November 14, 2013

Form 8-K filed August 23, 2013

Form 10-Q filed August 14, 2013

Form 10-Q filed May 15, 2013

Form 10-K filed April 1, 2013

Form 8-K filed March 26, 2013

Form 8-K filed March 7, 2013

Form 8-K filed November 30, 2012

Form 10-Q filed November 14, 2012

Form 8-K filed October 11, 2012

Form 8-K filed September 21, 2012

Form 10-Q filed August 14, 2012

Form 10-Q filed May 15, 2012

Form 8-K filed May 10, 2012

Form 10-K filed March 30, 2012

Form 8-K filed February 24, 2012

Form 8-K field November 14, 2011

Form 10-Q filed November 14, 2011

Form 8-K/A filed October 26, 2011

Form 8-K field October 18, 2011

Form 10-Q filed August 15, 2011

Form 8-K filed July 6, 2011

Form 10-Q filed May 16, 2011

Form 10-K filed April 15, 2011

Form 8-K filed April 4, 2011

Form NT 10-K filed March 31, 2011

Form 8-K filed January 4, 2011

Schedule 8.1 (a) – Solo Page

Schedule 8.1(b)
Purchaser Representatives for Knowledge Requirement

John L. Denman, Jr.

G. Thomas Graves III

Schedule 8.1 (b) – Solo Page

EXHIBIT A

Form of Third Amended and Restated
Limited Liability Company Agreement
of Central Energy General Partner LLC

(See attached)

Exhibit A – Solo Page

EXHIBIT B

Form of Third Amended and Restated
Limited Partnership Agreement of
Central Energy Partners LP

(See attached)

Exhibit B – Solo Page

EXHIBIT C

Form of Amended and Restated Registration Rights Agreement

(See attached)

Exhibit C – Solo Page

EXHIBIT D

Form of Warrant

(See attached)

Exhibit D – Solo Page

EXHIBIT E

Form of Release of Claims

(See attached)

Exhibit E – Solo Page

EXHIBIT F

Form of Legal Opinion of Shackelford, Melton & McKinley, LLP

(See attached)

Exhibit F – Solo Page